Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 goodwinlaw.com +1 212 813 8800

March 14, 2025

Aerovate Therapeutics, Inc.

930 Winter Street, Suite M-500

Waltham, MA 02451

Re:         Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-283562) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Aerovate Therapeutics, Inc., a Delaware corporation (the “Company”), of up to (i) 2,090,188,551 shares of the Company’s common stock, par value, $0.0001 per share (the “Common Stock”), (ii) 441,688 shares of the Company’s Series A Non-Voting Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and (iii) 274,055,298 pre-funded warrants (the “Warrants” and, together with the Common Stock and the Preferred Stock, the “Securities”) to purchase shares of Common Stock (in each case with respect to the securities described in the foregoing clauses (i)-(iii), subject to adjustment based on the final exchange ratio as described in the Registration Statement), pursuant to the merger contemplated by the Agreement and Plan of Merger, dated as of October 30, 2024, by and among the Company, Caribbean Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, Caribbean Merger Sub II, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Jade Biosciences, Inc., a Delaware corporation (“Jade”) (as such agreement may be amended and/or restated from time to time, the “Merger Agreement”). The Securities consist of (a) shares of Common Stock (the “Common Shares”) to be issued in exchange for shares of common stock of Jade (the “Jade Common Stock”) pursuant to the Merger Agreement, (b) shares of Common Stock issuable upon exercise of the Warrants to be issued in exchange for warrants to purchase shares of Jade common stock (the “Jade Warrants”) pursuant to the Merger Agreement (such Common Stock, the “Warrant Shares”), (c) shares of Common Stock issuable upon conversion of the Preferred Stock to be issued in exchange for shares of Series Seed Convertible Preferred Stock of Jade (the “Jade Preferred Stock”) pursuant to the Merger Agreement (such Common Stock, the “Preferred Conversion Shares” and, together with the Common Shares and the Warrants Shares, the “Shares”), (d) Warrants to be issued in exchange for Jade Warrants pursuant to the Merger Agreement (the “Merger Warrants”), and (e) shares of Preferred Stock to be issued in exchange for shares of Jade Preferred Stock pursuant to the Merger Agreement (the “Merger Preferred Shares”).

Aerovate Therapeutics, Inc.

March 14, 2025

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinions set forth below, we have assumed that after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock issuable upon the exercise, exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Merger Warrants or Merger Preferred Shares), as the case may be, then outstanding, will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, then available for issuance under the Company’s certificate of incorporation as then in effect (the “Charter”).

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, we are of the opinion that:

(i)            the Common Shares have been duly authorized and, upon issuance and delivery in exchange for the shares of Jade Common Stock in accordance with the terms of the Merger Agreement, the Common Shares will be validly issued, fully paid and non-assessable;

(ii)            the Warrant Shares have been duly authorized and, assuming such Warrant Shares were issued and delivered today in accordance with the terms of the Merger Warrants upon exercise, the Warrant Shares would be validly issued, fully paid and non-assessable;

(iii)           the Preferred Conversion Shares have been duly authorized and, assuming such Preferred Conversion Shares were issued and delivered today in accordance with the terms of the Preferred Stock upon conversion, the Preferred Conversion Shares would be validly issued, fully paid and non-assessable;

(iv)           the Merger Warrants have been duly authorized by the Company and, when executed by the Company and delivered in exchange for the Jade Warrants in accordance with the terms of the Merger Agreement, the Merger Warrants will be valid and binding obligations of the Company; and

(v)            the Preferred Shares have been duly authorized and, upon issuance and delivery in exchange for the Jade Preferred Stock in accordance with the terms of the Merger Agreement, the Preferred Shares will be validly issued, fully paid and non-assessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

Aerovate Therapeutics, Inc.

March 14, 2025

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP
GOODWIN PROCTER LLP